Exhibit 99.1
        News Release

FOR IMMEDIATE RELEASE
Media Contact:

Sara Banda
Corporate
Sara.Banda@L3Harris.com +1 321-306-8927

L3Harris Names Ken Bedingfield Senior Vice President and Chief Financial Officer
Seasoned Executive Brings Over Three Decades of Industry and Finance Experience to L3Harris

MELBOURNE, Fla., Dec. 4, 2023 — L3Harris Technologies (NYSE: LHX) today announced that it has appointed Kenneth “Ken” L. Bedingfield as Senior Vice President and Chief Financial Officer (CFO), reporting to Chair and Chief Executive Officer Christopher E. Kubasik, effective Dec. 11, 2023, succeeding Michelle Turner.
As CFO, Bedingfield, 51, will serve as a member of the senior leadership team and direct the company’s financial strategy and its global finance team. He brings thirty years of experience across complex defense, technology and financial services organizations, making him uniquely suited to lead the company’s finance organization. Bedingfield joins L3Harris from Epirus, Inc., where he most recently served as Chief Executive Officer, leading the dynamic start-up from research and development through production of electronic components and directed energy systems to protect against emerging threats. Prior to Epirus, Bedingfield was Corporate Vice President and CFO for Northrop Grumman for five years, leading enterprise finance and business management. He began his career with KPMG, where he served as a Partner responsible for leading the Aerospace and Defense Audit practice.
“Ken is a seasoned public company CFO with extensive industry knowledge and a proven track record of success, and I am confident we will benefit from the depth and breadth of his financial and operational experience as we drive performance and deliver value for our shareholders,” Kubasik said. “Ken’s balance of defense industry knowledge and agile decision-making will be instrumental given L3Harris’ position as a national security focused company.”
“I am excited to join the L3Harris leadership team and am aligned with the Board and management’s strategy to enhance financial and operational performance across the portfolio while continuing to support our customers’ most critical mission needs,” Bedingfield said. “I look forward to working closely with Chris and the L3Harris team to drive organic growth, further expand our industry-leading margins, and accelerate value creation for our shareholders.”

“I also want to thank Michelle for her contributions during the last two years as we transformed our portfolio and wish her all the best,” Kubasik said.
Turner’s departure was not prompted by any disagreement with the company’s financial reporting or accounting practices, procedures or decisions. As previously announced, the company will host its investor day on Dec. 12, at which time it will provide an update on its strategy and 2024 outlook.
About L3Harris Technologies
L3Harris Technologies is the Trusted Disruptor in the defense industry. With customers’ mission-critical needs always in mind, our 50,000 employees deliver end-to-end technology solutions connecting the space, air, land, sea and cyber domains in the interest of national security.
Forward-Looking Statements
This press release contains forward-looking statements that reflect management's current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. L3Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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